Exhibit 99.1

BEA Systems, Inc.

Moderator: Kevin Faulkner

November 11, 2004

4:00 pm CT

Operator:	Good afternoon, my name is Casey. And, I will be your conference facilitator. At this time, I would like to welcome everyone to BEA’s Third Quarter Results Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. I would now like to turn the call over to Kevin Faulkner, Vice President, Investor Relations. Sir, you may begin.

Kevin Faulkner:

Thank you, Casey. Good afternoon, ladies and gentlemen, and thank you for joining us as we discuss BEA Systems, Inc. results for the third quarter ended October 31, 2004.

By now, you should have each received a copy of the corresponding press release. If you do not have a copy of the press release, please call Jena Chafin in BEA IR at (408) 570-8306 and we’ll get a copy to you just as soon as possible, or refer to the BEA Website at www.bea.com, where the release has been posted.

Statements made in the course of this conference call that are not of historical fact are forward-looking statements, including any statements regarding the plans, goals, strategies, focus, opportunities and objectives for our future operations, business or markets. Statements that include the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “continue,” “predict,” “growth,” “investment,” “commitment” or other comparable terminology, are also forward-looking statements. Forward-looking statements also include statements regarding: pressing our technology advantage; progressing toward Liquid Computing; our vision of standardizing enterprise computing; our heading into our seasonally strong fourth quarter with confidence and an encouraging set of business opportunities; the expected benefit of normal seasonality in Q4; the adoption of service-oriented architectures and process portals; our belief that our consulting business is a leading indicator for future license projects; our financial guidance, including the expected revenues in the fourth quarter, increased deferred revenue in Q4 due to seasonality factors, pro forma operating profits, and any statements that could be construed as guidance regarding our future license revenue; our focus of returning to license revenue growth and our strategic decisions, plans and programs to help us achieve this; our programs and strategies to improve our performance and sales; our vision; RFID representing a substantial opportunity; implementing our Liquid Computing vision and support for SOA; the opportunities in the integration market and application server markets; aggressively growing our development organization; extending our competitive advantage with WebLogic 9.0; the planned capabilities, enhancements, features, goals and benefits of WebLogic 9.0, Project DaVinci, Liquid Computing and Quicksilver; the expectation of nearly $1 billion of telco spending on software; estimated growth in homes that have voice over IP; expanding our footprint in the industry; our customers’ expected savings and other benefits; driving our success in Americas VAR organization; our confidence in our strategies and programs for long term growth and the near term; the integration market being a big opportunity and ripe for consolidation; our momentum; our competitive position; new feature and product introductions; technology trends; expected interest and other income; expected shares outstanding; expected pro forma tax rate; selectively adding employees in our development, sales, service and support organizations; the trend of continued decline in Tuxedo revenue; our focus on improving the consistency and geographic balance of our performance on a global basis; and any statement of assumptions underlying any of the foregoing. BEA’s actual results could differ materially from those projected or assumed in any forward looking statement. Among the factors that could cause actual results to differ materially are those factors detailed in the section entitled “Risk Factors That May Impact Future Operating Results” on pages 28 through 42 of BEA’s report on Form 10-Q for the fiscal quarter ended July 31, 2004, and similar disclosures in subsequent SEC filings. The forward-looking statements and risks stated in this conference call are based on information available to BEA today. BEA assumes no obligation to update them.

BEA reports its results on a pro forma basis in addition to reporting results under generally accepted accounting principles. BEA’s pro forma measures exclude the impact of acquisition related charges, net gains or losses on investments, employer payroll taxes on stock option exercises, facilities consolidation and other non-recurring charges, and assumes a tax rate of 30 percent. A full reconciliation to describe the difference between our pro forma and GAAP financial statements can be found in our earnings press release for this quarter, which is posted on the news and investor relations pages of our website at www.bea.com.

Now, I’d like to introduce from BEA, Alfred Chuang who is founder, Chairman and Chief Executive Officer, and Bill Klein, Chief Financial Officer. They’ll make some opening remarks and will then take your questions.

With that, I am pleased to introduce and turn the call over to Alfred Chuang. Go ahead, Alfred.

Alfred Chuang:

Thanks, Kevin, and good afternoon everybody.

We are pleased to report very solid third quarter results. In Q3, we made progress on some of our key business objectives. We continued to improve our performance in mid-size deals and expanded our indirect channel in the U.S. We introduced our enterprise solutions program, which has already achieved some success in both the direct and indirect channels. We continue to expand our product lead, progressing toward Liquid Computing and our vision of standardizing enterprise computing. We head into our seasonally strong fourth quarter with confidence and an encouraging set of business opportunities. We’ll talk more about our progress and the state of the market later in the call. First, let me give you some highlights of our Q3 results.

We achieved $264 million in total revenue and $115 million in license revenue. We are pleased to report pro forma diluted EPS of 9 cents. Customer support and maintenance license revenue was $116 million, up 24% from $94 million a year ago. We signed 13 deals with at least a million dollars in license revenue. We had another strong performance in EMEA, we had 21% year over year revenue growth. Customers buying BEA technology in Q3 included Amadeus, America Online, Benjamin Moore, British Petroleum, Nextel, Novartis, Orange, Renault, Samsung, Telenor Mobile, and Wachovia.

GAAP operating margin for the quarter was 18.8% and pro forma operating margin was 20.4%, in each case it’s up about 1 percentage point over Q2. GAAP net income was $33.5 million and pro forma net income was $36.5 million. Our current cash balance stands at $1.6 billion. Cash flow from operations in Q3 was $53 million, giving us a total of $193 million so far for the first three quarters of the year.

Now let me turn to the highlights of the quarter, the current state of the business and some guidance for Q4. We expect some benefits from normal seasonality in Q4, but we continue to believe that Q4 upside seasonality would not necessarily be an indicator of fundamental recovery in IT spending. In our customer base, we continue to see a lot of activity around the adoption of service-oriented architectures and process portals. Our consulting and education revenue had double-digit year to year growth for the fourth consecutive quarter, as we continued to work with customers to define architectures that will help them implement robust, adaptable systems. We continue to believe that our consulting business is a leading indicator for future license projects. In determining our guidance, we are not currently assuming any significant change in the global economic climate or IT spending levels in the near term, but we are assuming normal fourth quarter seasonality. The base of these factors and current business conditions, we currently expect that revenues in the fourth quarter will be in the range of $280 to $290 million. Later in the call, Bill will give you more details on our financial performance and also our Q4 guidance.

Now let me turn to business. We have solid results in an environment where it remains challenging to close large deals. In this environment, we are focusing on returning to license revenue growth. We are implementing programs and strategies designed to improve our near-term performance, while we continue to build towards our long-term vision. So, let’s discuss our near-term programs and strategies, as well as talk a little bit about our long-term vision again.

Our near-term strategies include expanding our sales channel, increasing the number of deals we can compete in, and delivering solution frameworks to give us a new entry point into customers. Let me give you some details on these programs.

We plan to continue hiring sales reps, focusing on areas where we see growth opportunities. In addition, we are aggressively expanding our indirect channel in the Americas. In Q3, we expanded our total number of Americas VARs to 31. We continued to actively train VAR sales reps on prospecting and selling for BEA. All of this was done under our first distributor in the Americas, called Agilisys, which focuses primarily on HP VARs. We recently have signed a second distributor in the Americas, Arrow Electronics, which expands our reach into Sun’s VARs. Although it is still very early in the development of our Americas VAR channel, we believe this can become a very important channel for us in the future, and we are investing aggressively in this area.

We also continue to invest in our consulting business. Q3 represented our fourth consecutive quarter of double digit year to year consulting and education revenue. Rolling out our vision of SOA, built on common infrastructure, shared application services and shared business services, required architectural planning up front. We are focusing on hiring architect-level consultants who can help our customers with that process. BEA consulting now offers an SOA readiness assessment. We have already had more than 500 customers that have taken this assessment. This program is having several benefits for us. One, it has generated leads that are pre-qualified as interested in SOA and are already thinking about an architectural approach. Two, it has opened doors for us at high levels within the customer’s organization, typically at the architect level. Three, it has expanded our base of expertise in SOA projects, which help us define and teach best practices for SOA.

Another license growth strategy is a solution frameworks program we rolled out this quarter. Our solution frameworks provide a business-oriented selling approach for our horizontal technology. The solution frameworks focus on understanding and in helping customers solve specific business problems and are designed to enable us to uncover more opportunities, earlier in the sales cycle. Specifically, the solution team is expanding its business consulting program worldwide, assisting sales reps and account managers in marketing and selling, and helping customers build business cases to justify purchases. Our first set of solutions include employee service, customer service, RFID, telco service delivery platform and securities processing. These solutions have already driven results. Let me give you some examples. Our employee service solution was recently rolled out at a worldwide food service company, with more than 10,000 users in 48 countries. Our telco service delivery platform was instrumental in winning a large deal at Telstra for mobile content delivery in Australia. Other deals include Mobitel for mobile content portal and Accredited Home Lenders where our telco service delivery platform was selected to help seamlessly extend mortgage services to brokers. Our RFID solution was selected at a top 10 US retailer. RFID represented substantial WebLogic Server opportunity in retail, for BEA is already the standard in 5 of the 9 largest US retailers. We are aggressively pursuing the RFID market, specifically in retail, logistics, and government sectors.

Our solution frameworks support the VAR channel, as well as our direct sales force. The VAR channel builds specific prospecting strategies and sales programs around our solution frameworks, giving VAR reps the ability to prospect based on a very specific project and to target very specific buyers. Recent examples include 360 degree view of the customer, employee onboarding, and online SAP order tracking. The VAR channel has already generated more than 400 leads based on these initiatives.

Those are some examples of programs we are implementing to drive more sales in the current environment. While we’re offering these near-term programs, we continue building out products to implement our long-term vision.

BEA’s long-term vision from the very beginning has been to standardize enterprise computing. The need for that remains critical, as enterprises continue to use IT as the competitive weapon. As innovative new systems are built, the back end hasn’t changed. Back end systems remain difficult to migrate, and there is no standardized way to access legacy systems.

Our vision is to provide a standardized platform for the enterprise – a platform that enables robust, standardized access to legacy systems and enables rapid development of flexible, standardized user interfaces which can interact with new and legacy systems. Since BEA was founded, we have systematically expanded our product set toward that goal. With each step, we built upon our prior technology and offered a way to standardize more of the enterprise environment.

The first step was Tuxedo, which proved that distributed computing can scale. From its earliest days, Tuxedo has been the strongest distributed computing alternative to mainframe transaction processing. In the next stage of our strategy, Tuxedo’s installed base and reputation for quality helped drive adoption of WebLogic Server, which extended Tuxedo’s scalability, reliability, availability and performance to Web-based applications. Both Tuxedo and WebLogic Server enabled a new architecture – building multiple applications on standardized infrastructure, rather than building silos and then going through the cumbersome, brittle process of integrating them one-off, after the fact.

Having delivered a standardized platform for new application development, the next step was to offer standardized application integration and user interface. Enterprise computing remains heterogeneous, so existing silos need to be incorporated into new systems. Just like Tuxedo and WebLogic Server offer a standardized architecture for application development, WebLogic Platform offers a standardized architecture for broader enterprise systems, such as process portals.

The next stage of our vision is code-named Quicksilver, and was unveiled at eWorld in May. The goal of Quicksilver is to go beyond J2EE in providing the backbone for service-oriented architecture. The vision for Quicksiliver is to provide a standards-based messaging platform to enable seamless integration of Web services-based messaging with legacy messaging infrastructure to provide a robust, manageable platform for distributed services and service-oriented applications.

Each generation of our product development has built toward our goal of standardizing the enterprise. We offer standardized application development, application integration, user interface, security, management, tools, and all plus more. We offer a standardized way to build new systems, integrate to legacy systems and extend complementary technologies from our partners. Our strategy is to continue standardizing processes, to make it easier for enterprises to innovate and use IT as a competitive weapon. Let’s look at how we are implementing our Liquid Computing vision and support for SOA in our products, and in our consulting business.

Portal and Integration, key components of our Platform strategy, have continued to win in the marketplace. Recognizing this success, Gartner identified WebLogic Portal as number 2 in the Portal market, moving up from number 7 two years ago. Portal is currently the fastest growing market segment we participate in. Portal continues to lead deals for us, and continues to lead Integration and Platform sales. Portal customers this quarter included Wachovia, WebEx and William Hill.

We have also done very well in the integration market – having moved from 14th place into the 3rd place in license revenue in just the last three years, with IDC noting that BEA has been the fastest growing integration vendor in each of the past two years. This is a big opportunity for us – a $1.5 billion license revenue market in 2003, which is still highly fragmented and ripe for consolidation. We believe we are already the leader in the development segment of the integration market. This segment is important to the adoption of service-oriented architectures and composite applications, which is the focus for WebLogic Server Process Edition, a new edition of our application server that adds business process management and data transformation capabilities. Integration customers in the quarter included Columbia House, Renault, Telecom Italia Mobilia Celular and Wachovia.

Platform represented 12% of our license revenue in the quarter, consistent with the performance over the last year. Platform customers in the quarter included Her Majesty’s Customs & Excise, Nordea, Verizon and Washington Post.

We are investing heavily to extend our technology advantage with WebLogic 9.0 and we expect to grow our development organization aggressively. In particular, we are investing to extend our Platform differentiation and further enhance our capabilities in the Portal and Integration markets. Platform 9.0 plans include new collaboration and ease of use capabilities targeted to the market for employee-facing portals, a significant growth opportunity for us as a complement to our current strength in e-commerce, B2B, customer service and other external facing enterprise portals. Also planned in Platform 9.0 are significantly new capabilities for Portal federation, to support the enterprise portal rationalization trend that BEA is currently leading. Integration enhancements planned for Platform 9.0 include the Quicksilver enterprise messaging platform I mentioned earlier.

The goal of WebLogic 9.0 is to deliver significant reductions in total cost of ownership with non-stop application services and extensive automation in Weblogic Server 9.0. Our goal with 9.0 is to enable customers to put their new applications into production faster and to manage them in production more easily across all elements of the platform.

While we continue to invest in our Platform business, we believe there are significant opportunities in the application server market. For example, the expected growth in telco services over the Internet, for new voice over IP, multi-media and wireless services, is a perfect fit for BEA’s core strengths of reliability, availability, scalability and performance. Industry analysts expect nearly $1 billion to be spent on software as telcos race to exploit IP services. Today, an estimated 500,000 homes have voice over IP, and Yankee Group estimates that number should grow to 17.5 million by 2009. So, over that time frame, business use is also expected to mushroom. Today, Bank of America is installing 180,000 voice over IP phones in its offices nationwide. Ford Motor is planning to introduce 50,000 voice over IP phones in its Michigan offices alone. We already have a strong presence in the market for voice over IP and data services, acting as the platform for services provided by NTT DoCoMo, KDDI, Hutchinson 3G, Telstra and also many others. So, Project DaVinci, the new version of our application server tailored to the unique requirements of the telco markets, is currently in alpha testing and is showing great results. We expect DaVinci to expand our footprint in the industry from serving as the platform for operations support systems to the call processing environment for these new IP services.

While we wanted to use today’s call to concretely outline our business plans, we also have many competitive successes and customer wins to be proud of. Indeed, 8.1 is delivering results for customers. So, let me give you some examples from this quarter about how 8.1 is helping customers.

Leading battery provider Exide Technologies had several disparate Web portal architectures and systems, which is extensive and inefficient to maintain, and slowed the deployment of new services. Exide implemented a standard BEA architecture under our Portal Rationalization program, throughout all of its internal and external portals and Web sites. Exide estimates that it has saved about half a million dollars annually by eliminating a proprietary portal system, and expects to save an additional 10% in development and maintenance costs as systems are migrated to BEA. Reducing the number of platforms and sites also improved Exide’s ability to quickly deliver new services.

Amadeus, they are the leading global distribution system provider in the travel industry. Its global distribution system acts as a full-service booking engine for more than 60,000 travel agency locations and more than 10,000 airline sales offices in over 200 countries. Amadeus was operating three distinct Internet reservation systems, and wanted to unify all these three systems and replace the rigid, proprietary technology with an open, statndards-compliant environment. Amadeus selected BEA’s Enterprise Portal Rationalization program as the infrastructure. The resulting site supports 350 million visits and 800 million page views per year, in 26 languages, and has been very helpful for Amadeus’ customers. Amadeus’s airlines customers reported up to 70% reduction in technical support calls and up to 50% reduction in transaction processing costs after outsourcing their online bookings to Amadeus. The project has been a big hit for Amadeus also. Amadeus lowered its IT costs, and diversified their business into areas like travel insurance.

Bank-Verlag in Germany is a provider of financial services to German banks and cooperatives. Bank-Verlag’s customers needed to prepare for the impending Basel II regulations, which require banks to change the way in which they assess new borrowers’ credit risk. Bank-Verlag built BV Rating, an interactive risk assessment instrument based on WebLogic Server. BV Rating enables Bank-Verlag’s customers to achieve early compliance with Basel II through a standardized rating system. BV Rating was built in a modular development process, allowing Bank-Verlag to add a new functionality and refine existing solutions. WebLogic was chosen due to its scalability, security and support of their effective architecture.

North American power company Calpine is the world’s largest geothermal power producer. Calpine has 3500 employees in 90 energy centers around the world. Calpine has been growing steadily and rapidly, and has outgrown many processes implemented when Calpine was smaller. To streamline the flow of information across the company, Calpine implemented two innovative portals based on WebLogic Portal and BEA’s employee self-service solution framework. The Enterprise Information Portal enables employee self-service, distributing information and making mission-critical personnel reports available to plant managers. The Operations Informational System portal presents operational and business data for Calpine executives, energy traders and risk managers in a dashboard format. The employee portal has reduced delivery time of key reports to plant managers from six days down to real time. The dashboard is the most sophisticated portal of its type in the power industry. These portals have helped reduce Calpine’s operating costs and also enabled them to make better decisions impacting areas such as pricing and production levels.

Her Majesty’s Customs and Excise expanded their use of WebLogic Platform. They are implementing a new system for putting business Value-Added Tax returns online.

The Naval Education Training Command is using WebLogic Server as the platform for Naval Knowledge On-line. This is a strategic knowledge management portal to provide education, training and career information, as well as information to all active, reserve and retired Navy personnel and their families. The objective is to enable increased productivity, enhance job performance and improve combat readiness, for an estimated base of nearly 750,000 users. We worked with our partner CSC on this key win.

French automobile manufacturer Renault is using Tuxedo and WebLogic Integration to support a wide variety of applications throughout all areas of their business. Renault uses WebLogic Integration to expose applications built on Tuxedo, such as sales, R&D, parts, quality assurance, warranty and financial applications, to intranet and also extranet users.

Verizon Internet Operations upgraded from WebLogic Integration to WebLogic Platform this quarter. Our software is the platform for Verizon’s Superpages advertiser’s portal.

So, let me update you on progress with some of our key partners also.

BEA, HP and Intel combined to set a new performance record in the SPECjAppServer2002 dual node benchmark category. Using WebLogic Server 8.1 and an HP Integrity server, the new benchmark provided 1575 Transactional Operations Per Second, a nearly 20% improvement over the prior record. The configuration also delivered the best price/performance of $119 per transaction, demonstrating the lowest cost of any Intel-based configuration that has been tested.

On another front, Accenture has selected BEA WebLogic Integration as one of the primary platforms for their Integration Accelerator offering. Accenture has also selected WebLogic Platform as one of the primary technologies to power their Service Delivery Platform offering. As you know, Accenture has built practices on WebLogic Server for several years, and I am pleased to see them embrace WebLogic Integration and WebLogic Platform. We view Accenture’s selection as an important endorsement of our Integration product and our integrated Platform strategy.

Last quarter, we announced new relationships with key systems integrators in India – Wipro, Mphasis and Satyam – and announced plans to add relationships with additional SIs there, and, I am pleased to announce new strategic alliance relationships with three top-tier global SIs based in India – Infosys Technologies, Tata Consultancy Services (TCS) and HCL Technologies. With these agreements, BEA now has access to more than 7000 J2EE consultants in India.

So, in summary, we made a lot of progress in Q3. We delivered solid results. We expanded our base of VARs and partners. We continue building towards our vision of standardizing the enterprise. And, most importantly, we helped a lot of customers innovate in their businesses. Now, I’d like to turn the call over to Bill Klein, who will give you more details on our Q3 performance, as well as our Q4 guidance. Bill?

Bill Klein:

Thank you, Alfred. Our 3rd quarter results reflect good relative financial performance in what continues to be a challenging business environment. We continue to report strong financial results with healthy profitability, a solid balance sheet and strong cash flow from operations.

Before I go in to more detail, let me briefly review the format of our press release for those of you who may not be familiar with it. The first four pages of the press release contain the narrative section. You will notice that we continue to report our financial results in two formats. The first in accordance with generally accepted accounting principles. And the second, on a pro-forma basis, excluding the impact of acquisition related charges, facilities consolidation costs, net gains or losses on investments and employer payroll taxes on stock option exercises. A full reconciliation to describe the difference between our proforma and GAAP financial statements can be found in our press release for this quarter, which is posted on the news page of our website at www.bea.com

Page five of the press release contains the income statement in GAAP format and pages six and seven adjust the GAAP income statement to exclude the effects of the items noted above on a pro-forma basis. The final page, page eight includes balance sheets as of October 31, and January 31, 2004.

Let me begin by commenting on page five. As Alfred indicated, revenue for the 3rd quarter was $264 million, up 5% year over year. License revenue was $115 million or 43 percent of total revenue while Services revenue, which includes consulting, education and customer support was $149 million or 57 percent of total revenue. License revenue was down 10% from Q3 of last year while services grew a very healthy 21% year over year. Support revenues of $116M grew 24% for the quarter compared to last year, reflecting continued growth on our installed base.

Similar to last quarter, our performance and the overall business environment in Q3, varied by geography. International revenues were 50 percent of total revenue. The European market contributed 34 percent of total revenues and Asia Pacific was 16 percent of revenues. The Americas region at 50% of total revenues was down from 52% in Q2.

Strong international growth was led by the EMEA region which grew 21% year over year. EMEA’s performance was particularly strong in the Northern, Southern and Nordic regions. Asia Pacific revenues grew 3% year over year and were fairly balanced across key regions.

Americas performance and the market environment for the quarter was similar to Q2; total revenue for the region was down 3% in dollars year over year. The market in the Americas continues to be very challenging, especially when it comes to large deals. The number of deals greater than $1 million and the average deal size declined from last year. The mid market segment did better than expected and made up for much of the weakness seen in large transactions. One product area that is experiencing some noteworthy change that I would like to comment on is Tuxedo. Tuxedo continues to decline as a percentage of our product mix and decreased a little over $6 million in year over year license revenue in Q3. I will talk more about this at our upcoming analyst day in December but this trend will likely continue as the market for Tuxedo continues to mature.

The vertical mix of our business was fairly consistent with recent quarters. For the quarter, telco represented 20% of license revenue compared to 23% in Q3 of last year. Banking and finance was 19%, down from 22% a year ago. Our government business mix was 15%, up from 12% last year. The Services sector represented 12% of license revenues in the 3rd quarter. Other verticals were individually less than 10% of license revenues for the quarter.

Let me now move onto costs and expenses.

Cost of licenses was 5.5 percent of license revenue for the 3rd quarter, up slightly from 5.0 percent of license revenue in Q3 of last year. Cost of licenses is mostly driven by license compliance costs, distribution and localization costs, and royalty payments to third parties. Cost of services was 32.0 percent of service revenue, which is almost 6 percentage points lower than Q3 of last year. Cost of services improved during the quarter due to a higher mix of support revenues and increases in consulting and support margins.

Total operating expenses for Q3, after the effects of proforma adjustments, were $156 million or 59.1 percent of total revenue. Proforma operating expenses as a percentage of revenue, were down slightly from Q2 and up about 6% in dollars from Q3 of last year. Sales and marketing expense was 36.6 percent of revenue, which is down from 37.6 percent of revenue in Q3 of last year. R&D expense at 13.6 percent of revenue was up slightly from 13.4% of revenue reported in Q3 of last year. G&A at 8.9 percent of revenue was up from the prior year due to increased compliance and legal costs. We plan to continue to manage expenses tightly, control hiring and contain discretionary spending in non-revenue generating areas in the current environment.

Our 3rd quarter pro-forma operating profit margin was 20.4 percent of revenue, essentially unchanged from Q3 of last year. Proforma operating profits of $54 million were up 4% year over year. After making the previously mentioned pro-forma adjustments, fully providing for income taxes and including the dilutive impact of stock options, 3rd quarter net income on a “pro-forma” basis was 9 cents per share or $36.5 million.

We also achieved profitability on a GAAP basis with net income per share of 8 cents, compared to earnings of 7 cents per share reported in the 3rd quarter of last year. Please note that our press release provides a full reconciliation to describe the difference between our proforma and GAAP financial statements.

In Q3, “amortization of acquired intangible assets” and “acquisition related deferred compensation expenses”, represented more than 90% of the difference between GAAP and proforma operating results. We expect differences between GAAP and proforma operating results in Q4 to be similar to those reported in Q3, providing there are no additional acquisitions, asset impairments, restructuring or other unanticipated events, including unexpected increases in employer payroll taxes on stock option exercises, which may or may not be significant.

Now, let me turn to page eight, the balance sheet. Our balance sheet position continues to be very strong with cash and short-term investments of $1,588 million as of October 31st. Cash generated from operations for the 3rd quarter was $53 million. This was our 28th consecutive quarter of positive cash flow from operations. DSO for the quarter was 70 days, 3 days lower than Q3 of last year and well below our target range of low to mid 80s. Deferred revenue decreased about $17 million from Q2 and is currently $244 million on the balance sheet. The decrease in deferred revenue reflect reductions in deferred maintenance and deferred licenses. Deferred revenue is up about 5% from Q3 of last year and will likely increase in Q4 due to seasonality factors. Deferred revenues will fluctuate in the future, as a function of the timing and terms of particular transactions and will not necessarily correlate with revenue growth in any given quarter.

During Q3, we repurchased approximately 9 million shares of common stock at an average purchase price of $6.80 per share for an aggregate amount of $61 million. As stated in the past, our repurchases are made opportunistically to reduce dilution from stock option exercises. Further repurchases will be a function of market opportunities based on certain price and volume parameters. As of October 31st, we have Board of Directors authorization for an additional $176M in stock repurchases. You will also notice on the balance sheet that we refinanced our land lease debt in Q3. Our new facility of $215 million is due in October 2008 and results in a lower cost of capital than the pre existing financing. The proceeds from the new financing were used to retire long term land lease debt of $192M and accumulated accrued interest of $19 million. The remaining $4 million in financing increased our cash position. Details of this new credit agreement can be found in our SEC form 10K which we filed on October 15th.

Let me now move on to headcount.

Total headcount decreased by 22 people and exited the quarter at 3,172 regular full time employees. We plan to continue to selectively add people to our development, sales, service and support organizations but will also closely control overall headcount in the current environment.

I would now like to make several comments on proforma financial guidance. Let me remind you that the following comments on guidance are forward-looking statements as are any other comments about our future financial and product performance; you should review our recent 10Q for our July 31, 2004 quarter which contains important risk factors that could cause actual results to differ from those contained in my forward looking statements. Additionally, our continuing product transition, uncertain customer buying patterns, and concentration of larger deals add to our revenue volatility and make it harder to predict revenues in future quarters. As noted previously, we’ve seen an impact from these factors in past quarters and we expect them to continue to be significant risks to our results in future quarters. Our comments on guidance are based on current business conditions and information we have as of today’s call and we caution investors that numerous factors such as the risk factors discussed above could cause business conditions and customer buying patterns to change significantly. We assume no obligation, however, to update our guidance or comments on future performance. If we do update our comments on guidance, it is BEA’s policy to do so through appropriate public disclosure.

In determining our guidance, we are not currently assuming any significant change in the global economic climate or IT spending levels in the near term, other than normal Q4 seasonality factors. Based on these factors and current business conditions, we anticipate that revenues in the 4th quarter will be within a range of $280 to $290 million. At this revenue range, we expect to report proforma operating profits of 22%-23% of revenues for the 4th quarter.

Interest and other income is anticipated to be an expense of approximately $2 million and shares outstanding are currently expected to increase 3-5 million shares in the 4th quarter, before stock repurchases, if any. Our proforma tax rate of 30% is unchanged from previous quarters.

In summary, we are encouraged by the opportunities we see in what continues to be a very tough market and we continue to focus on improving the consistency and geographic balance of our performance on a global basis. We exit Q3 in good shape with a solid balance sheet, healthy profitability, and strong cash flow from operations, despite a very challenging business environment.

Thank you for joining us today and let me turn it back to Alfred.

Alfred Chuang:

Thanks, Bill. I’m pleased with our progress in Q3. We delivered solid results. We are advancing our product set toward our vision of standardizing the enterprise. We have expanded our direct and indirect distribution channels, and are driving success in our Americas VAR organization. We rolled out a set of solution frameworks that focus on growth areas, and areas that are critical to customers. I’m confident in our strategy for the long-term growth of the business, as well as the programs and strategies we are implementing for the near term.

So, now I’d like to open up the call up for questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from David Rudow with Piper Jaffray.

David Rudow:	You know, question on North America, anemic growth in North America. Any changes planned on the sales force side?

Alfred Chuang:	Oh, David hi, this is Alfred. Actually, we did make some change, you know, we promoted from within, Rich Geraffo to run the America sales force early on in the quarter. He did a fabulous job in the quarter itself, you know, even though the business environment in the America’s in general is still very challenging.

You know, he executed a very wide offense in putting new programs in place to ensure that, you know, I think, we can all right stuff going into the next year.

David Rudow:	And, then, Bill, on the guidance, what do you expect the licenses service mix to come out at?

Bill Klein:	Well, you’d expect the – the best way to look at that is you can expect services to go up $3 to $4 million quarter to quarter. And, you know, the variable there then, would be license and license mix.

David Rudow:	Okay. And, then can you guys talk about maintenance renewals on the quarter. Was there any weakness there, the reason for the big drop in deferred revenues?

Bill Klein:	No, I think, if – in Q3, we typically do see deferred revenues for maintenance go down. And, there’s more of that that we see in Europe than in the U.S. But, we don’t look at it as being anything more than seasonal.

David Rudow:	Okay. And, then on the executive management team layer, any changes planned over the next couple of quarters? Or, have we stabilized there?

Alfred Chuang:	Well Dave, I think, I announced the changes that I made in the last call. I’m very happy with the changes. You know, Tom Ashburn is sitting, you know, all cylinders, you know, on the ground running, you know, with the world wide field operations.

Wai Wong we brought in from the outside to running the development organization. We brought over Mark Carges to be CTO. I think, the organization extremely stable. We are doing very well then. I’m very happy with how things are going there.

You know, the company of our size, I think, we’ll obviously will continue to see changes in different various parts of the change, in the company. But, I don’t anticipate that at the executive management team level.

David Rudow:	Okay, thank you.

Alfred Chuang:	Thank you.

Operator:	Your next question comes from Tom Berquist with Citigroup.

Tom Berquist:	Hey, Alfred you mentioned a lot of the same things you’re working on with a lot of your customers in telco and financial services. We’ve also heard some other positive data points in the most recent quarter on the Java front from some other vendors.

Is it your sense that we’re seeing a pick up in project starts? Or, how do you think about it relative to starting projects versus getting to the deployment side where you typically make more of your money?

Alfred Chuang:	Yes. So, Tom, I think, we have to talk about this in a different context. One is, we are going into seasonally strong Q4. So, that’s where we will expect to see, you know, obviously, we talked about in the guidance that the revenue uptake based on that.

However, from a project front, you know, we stop seeing no doubt, I mean, EMEA, it’s just doing very well. We saw 21% growth year to year. And, we’re seeing a lot of new projects there, you know, and in places like Italy and the UK and France, they’re all just doing very, very strong.

Lots of new projects, we’re wining a lot of new stuff all over the place. The America’s we remain very choppy, you know, so and it’s difficult to say where we’re at in terms of new projects in the America’s.

You know, we literally within one months store, one was up again, our customer calling us, they want 1,000 people and then they shut it down and they start again.

So, I think, that’s pretty consistent with what we see in our peer groups, also. So, that one I think is still difficult to tell what’s gong to happen in Q and to going to next year.

Tom Berquist:	Okay. And, then competitively, have you seen anything on the Oracle front recently or IBM that’s anything different from what we’ve seen over the last couple of quarters?

Alfred Chuang:	No, we really haven’t seen any significant changes whatsoever. We saw almost all our competition is with IBM in the quarter. As expected, we saw less noise with SAP this last quarter.

We shall – we had heard, you know, about their portals and stuff but we have heard almost no competition in the quarter. No change with the other competitors at all.

Tom Berquist:	Okay. And, now the open source side, any shift in the dynamics there?

Alfred Chuang:	No, we haven’t seen any shift in the dynamics whatsoever in the open source side. We can sure to see Linux picked up pace in some of deployment platform. We don’t know that’s exactly because of the Intel or up run, you know, running with Linux or it’s just the fundamentals straining of the Linux and the Linux side in the market place.

Probably it’s the mix of both but Linux is picking up some pace, I think, at the deployment platform force. You know, I continue to see growth there. You know, we – you can see the UNIX Aventis dropping shares. So, I think, you know, in multiple counts, you know, giving shares away to Linux.

Tom Berquist:	Okay. Thanks a lot.

Alfred Chuang:	Thank you.

Bill Klein:	Thanks Tom.

Operator:	Your next question comes from Heather Bellini with UBS.

Heather Bellini:	Hi, just a follow up on the U.S. question that was asked earlier. I was just wondering if there’s – what specific issues are impacting the performance in this region that EMEA is not seeing?

And, then just, I guess, what can be done to address that? And, do you need to see a rebound in U.S. growth in order to kind of get to the license revenue that you’re implying in Q4?

Alfred Chuang:	No, I think, we do expect a seasonal Q4 pick up in all the regions, you know. A lot has to do with just, you know, the nature of the business itself is back end loaded.

But, I think, in America’s it’s just a matter of, you know, the election, the instability of homeland security, economy. I think, those are the factors that, I think, it’s difficult to beat as compared to EMEA in general, period.

Now, I think, EMEA just up there just doing well. I think, not only in our segment but in all segments, also. We are doing some stuff. I think, that will help, I believe, over time in the America’s business from a more technical perspective.

So, just at what I talked about earlier in my comments, we are doing more solutions oriented offering. We are building a critical market solutions in both the voice over IP and (unintelligible).

And, also in the security industry, I mean, those are the kind of things that we are going into accessing very strong, you know, 16,000 plus customers installed base inferring to them, you know, more vertically oriented solutions which I think, are the right thing to do technically.

I think, those are some of those will help a little bit in Q4. A lot of them will help a lot going to next year. You know, and those are the kind of thing that we’re hedging just in case the U.S. economy continues to be sluggish going into next year and projects really doesn’t pick up. I think, those are the things that will help us going into next year.

Heather Bellini:	So, it’s not a different competitive environment in the U.S. than Europe? It’s not like IBM is tougher here than they are over there?

Alfred Chuang:	No, we are not seeing that at all. I think, our win rate of this quarter remains to be very stunning. And, I think, we’ll continue to see that we – if we can get into a deal that we can easily win the deal. I don’t think that’s our problem.

Heather Bellini:	Okay. And, then Bill, there was no comment about the (Coco), what you guys are going to do regarding the dilution that you potentially have that from that. If you guys have any update on that?

Bill Klein:	Now, we’ll try and give you an update on that at our analyst day. I don’t have an update right now.

Heather Bellini:	Okay. Thank you.

Operator:	Your next question comes from Drew Brosseau with SG Cowen.

Drew Brosseau:	Again, following up on the U.S. business, can you talk about what is going on with the mated space in the U.S.? Presumably it’s growing but not as fast as the average and trying to get a balance between how well that’s holding up and whether there’s any – whether you’re seeing any pricing pressure there?

Alfred Chuang:	Yes. Hi, this is Alfred. Well, the maintenance business continues to be very, very strong. I think, that’s across the board, world wide. You know, there’s no discrimination in anywhere.

Typically, in this kind of horizontal technology, once you embed it into the applications, you know, or embed it in an IT solution, it’s very difficult to get out. So, looking at our customer growth count, you know, we continue to see a very steady, healthy customer growth.

I think, we have no problem commanding, I think, both at a price level and also, you know, I think, in terms of sustaining the maintenance base in their fashion. It’s still growing very well. And, I don’t anticipate that would change in any short time.

Typically, I think, what happen is the customers get very loyal to us in the larger counts. And, then, you know, we’re able to get them to renew their maintenance. Obviously, we’ll give them good breaks and good prices, you know, as the renewal happens. And, you know, that continue to grow very steadily.

Drew Brosseau:	Based on the license sales that you’ve been doing this year, I guess, world wide, do you think that maintenance pace, you know, 23% still pretty darned healthy. You think that’s sustainable next year or is that likely to slow because of the softer license sales this year?

Alfred Chuang:	You know, I think, it will continue to grow and pretty steadily. I don’t know, you know, it’s very difficult to give you a specific outlook on what’s going to happen going into next year. Because, we still have Q4 to close.

And, you know, I mean, I think, we have expended a lot of into our existing accounts. So, those accounts will give us even a higher deployment rate which ultimately we’ll be calculating into the true up of where the maintenance is going to be at.

So, I think, because of the way we sell our maintenance is based on true up, it’s not based on the price of the license. It gives us more flexibility in terms of sustaining the maintenance growth itself.

Drew Brosseau:	Perfect, okay. Thank you.

Alfred Chuang:	Thank you.

Operator:	Your next question comes from Sarah Friar with Goldman Sachs.

Sarah Friar:	Good afternoon. Alfred, we continue to hear a lot about strong uptake in web services from large enterprises. And, I think, you’ve spoken to that. And, the way I think about it, BEA should be a beneficiary of this. And, yet we continue to see license revenue decline it.

I guess, what I’m trying to get to the bottom of is, do you see unit volumes? I don’t know if you think of your business this way. But, unit volumes increasing in terms of more app servers being sold and yet pricing declining? Or, is just that unit volumes themselves are still, you know, relatively slower?

Alfred Chuang:	Yes, Sarah, that’s a very, very good question. And, people as me all the time, are we seeing price pressure? Interesting enough, I think, there is no price war out there period.

However, there’s no doubt that the customers, you know, are bargain hunting. And, there’s no doubt that we’re seeing, you know, people are wanting to, you know, spend less than $1 million. So, we’re seeing more $990,000 deals more than we have for a while.

We see transaction counts went up from Q2 to Q3 so that’s encouraging. But, I think, people are bargain hunting, you know, I think, in this market place. Who wouldn’t, right, when you have leverage?

So, there’s no doubt, I think, some of that is going on. And, you know, we are winning a lot of deals though. You know, web services is very hot in the market place. You know, we are the only company that really has a real platform for web services today.

And, every bit of our technology is filled with web services inside. So, you know, people know it’s the real deal. So, I don’t think that’s the concern. Ideally, we’d love to see more projects in the America’s and that would help the uptake to, you know, and the license growth to be faster.

But, you know, as I said earlier, we’re doing some technical stuff, you know, from a vertical offering perspective, from a solutions offering perspective, hopefully, those will drive, you know, high uptake even in the sluggish, choppy kind of economy in the U.S.

Sarah Friar:	Okay. And, then maybe just the customer buy those smaller deals, are they getting, you know, are they getting less as part of that smaller deal? Or, are they getting what they needed? You know, it’s just how quickly will they come back and will you be able to up sell more technology to them?

Alfred Chuang:	Yes, because of the way that we sell and the way that we set up our license selling program and the variations of the versions that a customer can buy our product, generally, you know, they enter into buying our product typically on one product.

Sometimes the app server, sometimes portal embedded with app server, sometimes integration embedded with the app server and the adding portal. And, on one state get in and start developing, they’ll buy more test license.

And, the test license will turn into deployment license. Once they deploy, then they buy a lot more licenses. Then, that we see our cost of sales reduce drastically because then we are in a deployment environment where, you know, they are running and they just need more capacity.

So, almost all of our products are sold that way. And, no there is no distinction. So, what we need, you know, at the end of the day is more new projects. I mean, that would be the ultimate thing to help us, you know.

Right now, I think, we are seeing great uptake in the number of customers, great uptake in the number of projects. We want to see the expansion to be obviously a lot quicker.

Sarah Friar:	Got it, okay. And, then just maybe competitively, the one vendor you didn’t really mention was Oracle. And, they obviously, have talked a lot to building up their app server sales force. First, have you seen any change this quarter from Oracle?

Alfred Chuang:	Actually, you know, we did not see any change at all in the Oracle movement. The only thing that we saw was, you know, which I talked about last quarter, we did see decline in our deployment on Oracle dropped about another three percentage point from Q2.

So, it dropped about seven percentage point from about a year ago. So, now they done to the low 70% of our deployment is on Oracle, which at the peak is more than 90%. So, that’s the only thing that we see in the Oracle movement out there. And, competitively, in our product area in direct view competition, we really haven’t seen any key change in there at all.

Sarah Friar:	Okay, great. Thanks a lot.

Alfred Chuang:	Thank you.

Operator:	Your next question comes from Brendon Barnicle with Pacific Crest Securities.

Brandon Barnicle:	Hey Alfred, I wanted to follow up on that web services question. We’ve heard some things about cost of ownership on Java starting to be an issue at some enterprises, particularly as .Net makes advances. Have you guys seen that at all? Has .Net started to erode into some of the web services business or takes some more share?

Alfred Chuang:	No, actually we have not seen .Net movement at all. I think, that still seems to be a sense of tremendous confusion about when is Longhorn going to arrive. You know, people talk about 2006. People talk about 2007.

Our customers, you know, are not taking it very seriously not in any view that we have seen that we have lost of deal to .Net, you know, at the end. And, in Java, it’s so pervasive at this point in time.

It has –actually, a majority of the mind share. Most of our competitors are pushing Java other than one obviously. So, we have not seen any direct confrontation, you know competition with Microsoft at all, you know.

I think, this may be just a matter of just the nature of, you know, they are very just sub centric. We’re seeing, you know, we’re not just not seeing in the enterprise field that, you know, we are in that we’re competing for, you know. The kind of platform play that we’re looking for.

Brandon Barnicle:	How about just in terms of cost of operations for Java? Has that become an issue you heard from customers?

Alfred Chuang:	No, we have not heard that at all. You know, I think, Java remains to be having an enormous amount of momentum out there. You know, I think, Intel in many different ways with us working on (unintelligible) helped solved a lot of those Java, you know, recycling, memory leak problems, those kind of things solved on a firmware high level. And, I think, we do see that. You know, I think, it would be very positive for our customers.

Barnard Barnicle:	And, Bill, with the change in deferred revenue, was there any material change in back log that you noticed during the quarter?

Bill Klein:	The deferred revenue, as I mentioned, is a combination of reductions in both the maintenance and license business, about 60% of that change was maintenance.

Barnard Barnicle:	Is that – I thought from the past that most of that had been maintenance. So, that 40% is license. Is that bigger than prior quarters?

Bill Klein:	That is higher than prior quarters, yes.

Barnard Barnicle:	Do you know what the average has been over the prior quarters?

Bill Klein:	You know, I don’t have that data in front of me right now. And, I can’t give it to you.

Barnard Barnicle:	Great. And, then just quickly, I think, you guys gave us this but I missed it. The number of new customers, the number of transactions in the quarter.

Alfred Chuang:	The number of transactions remain around 2,300, low 2,300 range. So, we stayed about the same in a quarter. New customer counts all is just about the same – just about the same as last quarter which is in the 400’s range.

Barnard Barnicle:	Great, thanks guys.

Operator:	Your next question comes from Adam Holt with JP Morgan.

Adam Holt:	Good afternoon. Historically, you all have said that dynamic pricing within your business serves to offset the impact of currency in the given quarter. Was that the case in this quarter? Or, did currency have a meaningful impact on license revenue?

Alfred Chuang:	We did not see any, you know, material change in terms of the currency changing in the and somehow is - was affecting our revenue at all. I’ll let Bill also can make some further comment on that.

Bill Klein:	Yes, you know, it’s always a hard thing to evaluate because we don’t have that much insight into the negotiation process and how much on global deals, how much the pricing is affected by changes in exchange rates.

But, if you just purely do math on rates this year versus the prior quarter, it’s very, you know, negligible. If you compare rates Q3 this year, Q3 last year, it’s 6 or 7 points of European, the EMEA growth.

Adam Holt:	Okay. And, then on the head count, you know, aggregate head count was down in the quarter. Could you comment on where you ended the quarter in terms of net sales people and what the net change was in the quarter?

Alfred Chuang:	Yes, net sales quarter bearing head count remains to be just about identical from Q2 which is up about, I would say, maybe 40, 45 people from about a year ago.

Adam Holt:	Okay.

Alfred Chuang:	But, we did hire quite a bit of sales people. And, then obviously some that we now in the system, also. I mean, it’s that typical in a sales force, you know, that you get performance on management and those kind of things.

Adam Holt:	So, most of the reductions in the total head count were outside of sales?

Alfred Chuang:	Yes.

Adam Holt:	Okay. And, then just last…

Alfred Chuang:	And, it’s not a big number.

Adam Holt:	Okay. And, just lastly, if my numbers are right, it looks like integration was down, you know, on a year on year basis, as well as, a sequential basis. Could you comment as to whether or not that’s just an allocation issue? Or, there’s anything in particular that was, you know, behind the integration numbers in the quarter?

Alfred Chuang:	Yes, I think, one of – Adam, one of the most, very difficult things now to look at the integration numbers following. Two things have happening that are affecting the integration number count. One is, a lot of portal projects now includes our process engine which is in the integration products.

So, they buy basically a scaled down version of the integration product in our portal projects. And, you think, a portal is now becoming sort of like the front end of integration for a lot of companies. So, they consolidate a lot of applications into one. So, it’s almost like an integration tool.

Number two, it’s because of the platform when you sell the platform that gets – a variation of the components of integration in it. And, we don’t want to, you know, double count the integration number itself. So, we decided to separate that.

So, we’re trying to make the number as clean as possible. And, I think, going forward you’ll be able to sort of look at quarter to quarter comparison a little easier. But, I think, it’s getting more difficult for us to look at it because of those two things.

Adam Holt:	Great, thank you.

Alfred Chuang:	Thank you.

Kevin Faulkner:	Operator, we have time for one more question.

Operator:	Okay, your next question comes from Steve Ashley with Robert Baird.

Steve Ashley:	In under the wire, Bill maybe you could – you talked about Tuxedo running off. And, you said you’d give us some more color at the analyst day. But, could you perhaps tell us what percentage of total license revenue Tuxedo represented?

Bill Klein:	Could you speak up?

Alfred Chuang:	License revenue of Tuxedo..

Bill Klein:	Oh, the percent.

Alfred Chuang:	Percentage of license revenue of Tuxedo.

Bill Klein:	See, we’ve got – yes, that data is not at my fingertips. It’s in the 13, 14% range.

Steve Ashley:	Great. And, what was the largest deal?

Bill Klein:	The largest deal in terms of size?

Steve Ashley:	Yes.

Bill Klein:	We had 13 deals over $1 million and that’s all we really disclose on that. We didn’t have any, you know, 10% customers or anything like that.

Steve Ashley:	Did you have any greater than $5 million deals?

Alfred Chuang:	We actually don’t have any $5 million deals. We have a couple of deals above $2 million.

Steve Ashley:	Great. Okay, thank you.

Alfred Chuang:	Thank you. Again, thanks everybody for attending the BEA Q3 earnings call. And, I look forward to be talking to all of you, you know, in the next quarter.

Operator:	Ladies and gentlemen, this does conclude today’s conference. You may disconnect at this time.